SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(a)
                               (Amendment No. 1)


                          Wyndham International, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)


                Class A Common Stock, $0.01 par value per share
                        (Title of Class of Securities)

                                  983101 10 6
------------------------------------------------------------------------------
                                (CUSIP Number)

                               Scott M. Sperling
                               Managing Director
                         Thomas H. Lee Partners, L.P.
                        100 Federal Street, 35th Floor,
                          Boston, Massachusetts 02109
                                (617) 227-1050
------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                With a copy to:

                             Randall H. Doud, Esq.
                           Thomas W. Greenberg, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                           New York, New York 10036
                                (212) 735-3000

                                April 14, 2005
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]

CUSIP No.   983101 10 6                13D           Page 1 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas H. Lee Equity Fund IV, L.P.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           51,041,703 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  51,041,703 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                51,041,703 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES    [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                22.8%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 3 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas H. Lee Foreign Fund IV, L.P.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           1,764,418 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  1,764,418 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                1,764,418 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES    [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                1.0%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 4 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas H. Lee Foreign Fund IV-B, L.P.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           4,957,325 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  4,957,325 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                4,957,325 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES    [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                2.8%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 5 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     THL Equity Advisors IV, LLC
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           57,763,446 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  57,763,446 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                57,763,446 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES    [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                25.0%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 6 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas H. Lee Charitable Investment Limited Partnership
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           331,878 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  331,878 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                331,878 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES    [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.2%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 7 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas H. Lee
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           58,095,324 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  58,095,324 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                58,095,324 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                25.2%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 8 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     David V. Harkins
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           178,529 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  178,529 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                178,529 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 9 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     The 1995 Harkins Gift Trust
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           20,001 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  20,001 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                20,001 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 10 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     1997 Thomas H. Lee Nominee Trust
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           774,606 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  774,606 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                774,606 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.4%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 11 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Scott A. Schoen
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           148,898 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  148,898 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                148,898 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 12 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     C. Hunter Boll
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           148,898 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  148,898 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                148,898 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 13 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Sperling Family Limited Partnership
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           148,898 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  148,898 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                148,898 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 14 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Anthony J. DiNovi
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           148,898 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  148,898 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                148,898 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 15 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas M. Hagerty
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           148,898 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  148,898 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                148,898 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 16 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Warren C. Smith, Jr.
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           141,379 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  141,379 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                141,379 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 17 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Smith Family Limited Partnership
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           7,510 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  7,510 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                7,510 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 18 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Seth Lawry
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           62,046 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  62,046 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                62,046 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 19 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Kent R. Weldon
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           41,444 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  41,444 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                41,444 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 20 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Terrence M. Mullen
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           33,015 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  33,015 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                33,015 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 21 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Todd M. Abbrecht
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           33,015 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  33,015 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                33,015 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 22 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Charles A. Brizius
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           24,826 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  24,826 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                24,826 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 23 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Scott Jaeckel
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           9,370 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  9,370 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                9,370 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 24 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Soren Oberg
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           9,370 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  9,370 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                9,370 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 25 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Thomas R. Shepherd
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           17,459 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  17,459 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                17,459 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 26 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Joseph J. Incandela
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           8,729 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  8,729 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                8,729 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 27 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Wendy L. Masler
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           4,004 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  4,004 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                4,004 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 28 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Andrew D. Flaster
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           4,004 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  4,004 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                4,004 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 29 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Robert Schiff Lee 1998 Irrevocable Trust
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Massachusetts
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           15,016 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  15,016 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                15,016 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 30 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Stephen Zachary Lee
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           15,016 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  15,016 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                15,016 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 31 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Charles W. Robins as Custodian for Jesse Lee
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           10,011 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  10,011 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                10,011 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 32 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Charles W. Robins
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           4,004 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  4,004 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                4,004 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 33 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     James Westra
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           4,004 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  4,004 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                4,004 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 34 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Adam A. Abramson
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           2,503 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  2,503 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                2,503 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 35 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Joanne M. Ramos
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           1,401 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  1,401 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                1,401 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 36 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Wm. Matthew Kelly
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 United States
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           2,503 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  2,503 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                2,503 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                Less than 0.1%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   983101 10 6                13D           Page 37 of 48 Pages
-----------------------                              ---------------------------

--------- ----------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     AIF/THL PAH LLC
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*               OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]
--------- ----------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   6                 Delaware
--------------------------------------------------------------------------------
                                      7    SOLE VOTING POWER
               NUMBER OF                          0
                SHARES                ------------------------------------------
             BENEFICIALLY             8    SHARED VOTING POWER
               OWNED BY                           16,016,995 (see Item 5)
                 EACH                 ------------------------------------------
               REPORTING              9    SOLE DISPOSITIVE POWER
                PERSON                            0
                 WITH                 ------------------------------------------
                                      10    SHARED DISPOSITIVE POWER
                                                  16,016,995 (see Item 5)
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11                16,016,995 (see Item 5)
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     [X]
--------- ----------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13                8.5%
--------- ----------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
   14                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 1 to Schedule 13D (this "Amendment") is filed by the undersigned to amend the Statement on Schedule 13D, filed by the undersigned on July 12, 1999 (the "Original Filing"). Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Original Filing. Any reference to "this Schedule 13D" in the Original Filing or in this Amendment No. 1 shall refer to both the Original Filing and this Amendment No. 1.

Item 2.  Identity and Background.
         ------------------------

         Item 2 (a) - (c), (f) is amended by replacing the first paragraph thereunder with the following:

         The address of each of the Reporting Persons other than AIFTHL is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02109. The address of AIFTHL is c/o Apollo Management IV, L.P., 1301 Avenue of the Americas, New York, New York 10019.

Item 3.  Source and Amount of Funds or Other Consideration
         -------------------------------------------------

         Item 3 is hereby amended by adding the following:

         In connection with the transaction described in Item 4 below, any shares of New Common Stock (as defined in Item 4 below) to be received by the Investors will be received in consideration of the shares of Series B Preferred Stock owned by them immediately prior to the Effective Time (as defined in Item 4 below), and the cancellation of any accrued and unpaid dividends thereon.

Item 4.  Purpose of Transactions.
         ------------------------

         Item 4 is hereby amended by adding the following:

         On April 14, 2005, Apollo Investment Fund IV, L.P., Apollo Real Estate Investment Fund IV, L.P., AIFTHL, BCP Voting, Inc., as Trustee for the Beacon Capital Partners Voting Trust, Equity Fund, Foreign Fund and Foreign Fund B (collectively, the "Investor Parties") entered into a Recapitalization and Merger Agreement (the "Recapitalization Agreement") with Wyndham and WI Merger Sub, Inc., a wholly-owned subsidiary of Wyndham ("Merger Sub"). Pursuant to the Recapitalization Agreement, and subject to the conditions contained therein, Merger Sub will be merged with and into Wyndham, with Wyndham continuing as the surviving corporation (the "Merger") and the existing classification of Wyndham's common stock will be eliminated. In the Merger, all outstanding shares of Series A Preferred Stock and Series B Preferred Stock will be converted into common stock and the existing common stockholders will continue to hold shares of common stock of Wyndham (such common stock, the "New Common Stock"). Subject to the terms of the Recapitalization Agreement, the Investor Parties have agreed to vote all of the shares of Wyndham stock held by them, representing approximately 49% of the outstanding voting power of Wyndham (based on the number of shares outstanding as of April 13, 2005, as set forth in Wyndham's representations in the Recapitalization Agreement) and approximately 90% of the outstanding shares of Series B Preferred Stock, in favor of the adoption of the Recapitalization Agreement and the approval of the Merger and the other transactions contemplated by the Recapitalization Agreement.

         At the effective time of the Merger (the "Effective Time"), holders of Class A Common Stock and Class B Common Stock will receive one share of New Common Stock for each share of Class A Common Stock or Class B Common Stock then held by such holder, and holders of Series A Preferred Stock and Series B Preferred Stock will receive, for each share of Series A Preferred Stock or Series B Preferred Stock then held by such holder, a number of shares of New Common Stock equal to the "Exchange Ratio." The Exchange Ratio will be calculated such that, immediately following the Effective Time, the holders of Series A Preferred Stock and Series B Preferred Stock immediately prior to the Effective Time will hold in the aggregate approximately 85% of the New Common Stock, and the holders of Class A Common Stock and Class B Common Stock immediately prior to the Effective Time will hold in the aggregate approximately 15% of the New Common Stock. All accrued but unpaid dividends on the Series A Preferred Stock and Series B Preferred Stock will be cancelled at the Effective Time.

         At the Effective Time, Wyndham's Restated Certificate of Incorporation and Amended and Restated Bylaws will each be amended to remove certain governance provisions, including the classification of the Board of Directors. Immediately prior to the Effective Time, certain of Wyndham's directors will resign, and the Board of Directors of Wyndham will be as designated by the Investor Parties and shall include at least two directors who are "independent" within the meaning of the rules of the American Stock Exchange. It is expected that the size of the Board of Directors will be reduced from its present size of 19 members; however, it is anticipated that a majority of the existing members of the Board of Directors, including certain independent Directors, will remain on the Board.

         The Recapitalization Agreement contains certain covenants of Wyndham and the Investor Parties relating to the governance of Wyndham and providing certain minority protections after the Effective Time. These include certain
(i) prohibitions on taking actions during a one year period following the Effective Time that would reasonably be expected to result in a delisting of the New Common Stock from the American Stock Exchange or the deregistration of the New Common Stock under the Exchange Act, (ii) assurances for so long as Wyndham's stock is listed on the American Stock Exchange that there be at least two members of the Wyndham Board of Directors who are deemed "independent" within the rules of the American Stock Exchange and that the composition of the Board of Directors be in compliance with the rules of the American Stock Exchange and applicable law, (iii) assurances that information about Wyndham will remain publicly available for a one year period following a deregistration of the New Common Stock and (iv) assurances that transactions with the Investor Parties and their controlled affiliates involving Wyndham during the one year period following the Effective Time will be on an "arms length" basis. In addition, the Investor Parties and their controlled affiliates have agreed not to acquire any additional shares of New Common Stock if such acquisition would result in the Investor Parties, their controlled affiliates and such persons who with the knowledge and consent of the Investor Parties are part of a "group" with the Investor Parties collectively owning more than 90% of the outstanding shares of New Common Stock. The foregoing covenants may be waived by a majority of the independent members of Wyndham's Board of Directors or by a vote of the holders of a majority of the shares of New Common Stock not held by the Investors and their controlled affiliates. Pursuant to the Recapitalization Agreement, certain existing standstill and voting limitation provisions in the Securities Purchase Agreement are being waived in connection with the transaction and will terminate immediately prior to the Effective Time. Additionally, Wyndham's existing Shareholder Rights Agreement will be amended so that it terminates effective immediately prior to the Effective Time.

         The Recapitalization Agreement amends the Registration Rights Agreement to provide that the shares of New Common Stock that the Investors will receive are considered "registrable securities" and to remove the maximum number of demand registrations to which the Investors are entitled.

         The affirmative votes of (i) the holders of a majority in voting power of the issued and outstanding shares of Class A Common Stock, Class B Common Stock and Series B Preferred Stock and (ii) the holders of at least two thirds of the issued and outstanding shares of Series B Preferred Stock are required for the adoption of the Recapitalization Agreement and the approval of the Merger and the other transactions contemplated by the Recapitalization Agreement. The Investor Parties have agreed to exercise certain rights under the Stockholders' Agreement to provide notice to all holders of Series B Preferred Stock to direct them to exchange their shares of Series B Preferred Stock for New Common Stock in the Merger.

         Wyndham has agreed that its Board of Directors may not withdraw, modify or amend its recommendation that Wyndham's stockholders adopt the Recapitalization Agreement and approve the Merger and the other transactions contemplated by the Recapitalization Agreement in a manner adverse to the Investor Parties unless it has determined, based on the opinion of outside legal counsel, that failure to take such action would result in a breach of the Board of Directors' fiduciary obligations to Wyndham's stockholders under applicable law. Any such withdrawal, modification or amendment will not affect Wyndham's obligation to give notice of, convene and hold the necessary meeting to obtain stockholder approval of the transactions. Upon any such change in recommendation, the Investor Parties have the right to terminate the Recapitalization Agreement.

         The closing of the transactions contemplated by the Recapitalization Agreement is conditioned upon, among other things, the receipt of the requisite stockholder approvals, the SEC declaring effective the registration statement on Form S-4 that Wyndham will file in connection with the transactions and the expiration or earlier termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         The foregoing description of the Recapitalization Agreement is qualified in its entirety by reference to the Recapitalization Agreement, which is filed herewith as Exhibit 9.

         The Investor Parties also intend to enter into an agreement, effective at the Effective Time, that would, among other things, set forth certain restrictions on dispositions and voting agreements as to their interests in Wyndham.

         The Reporting Persons intend to continue to review and evaluate their investment in Wyndham. Depending on the price and availability of funds, subsequent developments affecting Wyndham, Wyndham's business, other investment and business opportunities available to the Reporting Persons and general stock market, economic and other factors that the Reporting Persons may deem relevant from time to time, the Reporting Persons may maintain their investment at current levels or sell all or a part of their investment, or acquire additional Shares or other securities of Wyndham at any time, subject to the restrictions set forth in the Recapitalization Agreement. Any acquisition or disposition of Shares by the Reporting Persons may be effected through open market or privately negotiated transactions, or otherwise. Without limiting the foregoing, the Reporting Persons reserve the right to formulate plans or intentions that will result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D of the Exchange Act.

Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

         Item 5 (a) and (b) are hereby amended to read as follows:

         By virtue of the Stockholders' Agreement and the relationships described herein, the Investors may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to share voting and dispositive power with respect to, and therefore beneficially own, the Shares beneficially owned by the members of the group as a whole. As of the date hereof and without giving effect to the transactions contemplated by the Recapitalization Agreement, to the knowledge of the Reporting Persons, and based upon the representations of Wyndham in the Recapitalization Agreement, the Investors collectively own an aggregate of 182,893,658 Shares, or 51.4% of the Outstanding Shares (as defined below). For purposes of calculating number of shares owned and ownership percentages in this Schedule 13D, (i) the number of Shares and percentage of the Outstanding Shares beneficially owned by the Reporting Persons includes (x) the Shares acquired pursuant to the Securities Purchase Agreement, less any such Shares redeemed with the proceeds of the Rights Offering and (y) issuances of dividends on Shares prior to April 14, 2005, but not the accrual of dividends payable in additional shares of Series B Preferred Stock after such date and (ii) the number of "Outstanding Shares" includes (x) the 172,838,624 Shares outstanding on April 13, 2005 based on the representations of Wyndham contained in the Recapitalization Agreement and (y) the Shares issuable upon conversion of the Series B Preferred Stock held by the Investor or Investors whose ownership is being measured, excluding for such purpose the Shares issuable upon conversion of any other shares of Series B Preferred Stock or other convertible securities. Each of the Reporting Persons expressly disclaims beneficial ownership of those Investors' Shares held by any other members of such group or of Shares held individually by certain directors or executive officers of certain of the Investors.

         Charitable Investment and the Affiliate Purchasers acquired their shares of Series B Preferred Stock as a co-investment required by the terms of the partnership agreements of Equity Fund, Foreign Fund and Foreign Fund B. Such agreements require that the Charitable Investment hold and sell their Series B Preferred Stock and any preferred stock or common stock of Wyndham into which such Series B Preferred Stock converts on a pro rata basis.

         As of April 14, 2005, Equity Fund has direct beneficial ownership of 51,041,703 Shares, representing approximately 22.8% of the Outstanding Shares. Equity Fund has shared voting and shared dispositive power with respect to such Shares.

         As of April 14, 2005, Foreign Fund has direct beneficial ownership of 1,764,418 Shares, representing approximately 1.0% of the Outstanding Shares. Foreign Fund has shared voting and shared dispositive power with respect to such Shares.

         As of April 14, 2005, Foreign Fund B has direct beneficial ownership of 4,957,325 Shares, representing approximately 2.8% of the Outstanding Shares. Foreign Fund B has shared voting and shared dispositive power with respect to such Shares.

         As of April 14, 2005, Charitable Investment has direct beneficial ownership of 331,878 Shares, representing approximately 0.2% of the Outstanding Shares. Foreign Fund B has shared voting and shared dispositive power with respect to such Shares.

         As of April 14, 2005, the Affiliate Purchasers have direct beneficial ownership of the number of Shares indicated on Schedule A hereto, which in each case is 0.1% or less of the Outstanding Shares, and each Affiliate Purchaser has shared voting and shared dispositive power with respect to such Shares. David V. Harkins may be deemed to share voting and dispositive power over Shares held by the 1995 Harkins Gift Trust. The filing of this Schedule 13D shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Shares. Warren C. Smith Jr. may be deemed to share voting and dispositive power over Shares held by the Smith Family Limited Partnership. The filing of this Schedule 13D shall not be construed as an admission that Mr. Smith is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Shares. Charles W. Robins may be deemed to share voting and dispositive power over Shares held in custody for Jesse Lee. The filing of this Schedule 13D shall not be construed as an admission that Mr. Robins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Shares.

         As of April 14, 2005, AIFTHL has beneficial ownership of 16,016,995 Shares, representing approximately 8.5% of the Outstanding Shares. AIFTHL has shared voting and shared dispositive power with respect to such Shares.

         Advisors, as the general partner of Equity Fund, Foreign Fund and Foreign Fund B, may be deemed to share voting and dispositive power with respect to 57,763,446 Shares beneficially owned by Equity Fund, Foreign Fund and Foreign Fund B, which represents approximately 25.0% of the Outstanding Shares. Advisors, as a managing member of AIFTHL, may be deemed to share voting and dispositive power with respect to 5,005,311 of the 16,016,995 Shares beneficially owned by AIFTHL, which represents approximately 2.8% of the Outstanding Shares. The filing of this Schedule 13D by Advisors shall not be construed as an admission that Advisors is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Shares held by Equity Fund, Foreign Fund, Foreign Fund B and AIFTHL.

         Thomas H. Lee, as the Managing Member of Advisors and the general partner of Charitable Investment, may be deemed to share voting and dispositive power with respect to 58,095,324 Shares beneficially owned by Advisors and Charitable Investment, representing approximately 25.2% of the Outstanding Shares. The filing of this Schedule 13D by Thomas H. Lee shall not be construed as an admission that Thomas H. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Shares held by Advisors or Charitable Investment.

         Neither the filing of this Amendment nor any of its contents shall be deemed to constitute an admission that a Reporting Person is the beneficial owner of any of the Shares other than those which such Reporting Person has acquired pursuant to the Securities Purchase Agreement, an Assignment or as dividends payable in Shares.

Item 6.       Contracts, Arrangements, Understandings or Relationships with
              -------------------------------------------------------------
              Respect to Securities of the Issuer.
              ------------------------------------

         Item 6 is hereby amended by adding the following:

         The responses to Item 4 of this Amendment and the Exhibits to this Amendment are incorporated herein by this reference.

Item 7.       Material to be Filed as Exhibits.
              ---------------------------------

         Item 7 is hereby amended by adding the following thereto:

         Exhibit 9: Recapitalization and Merger Agreement, dated as of April 14, 2005, by and among Wyndham International, Inc., WI Merger Sub, Inc., a wholly-owned subsidiary of the Company, Apollo Investment Fund IV, L.P., Apollo Real Estate Investment Fund IV, L.P., AIF/THL PAH LLC, BCP Voting, Inc., as Trustee for the Beacon Capital Partners Voting Trust, Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P. (incorporated herein by reference to Exhibit 2.1 to Wyndham's Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 15, 2005).

                                  SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.



                                  THOMAS H. LEE EQUITY FUND IV, L.P.

                                  By:  THL Equity Advisors IV, LLC

                                  By:      /s/ Thomas H. Lee
                                     ----------------------------------
                                      Name:  Thomas H. Lee
                                      Title: Managing Director


                                  THOMAS H. LEE FOREIGN FUND IV, L.P.

                                  By:  THL Equity Advisors IV, LLC

                                  By:     /s/ Thomas H. Lee
                                     ----------------------------------
                                      Name:  Thomas H. Lee
                                      Title: Managing Director


                                  THOMAS H. LEE FOREIGN FUND IV, L.P.

                                  By:  THL Equity Advisors IV, LLC

                                  By:     /s/ Thomas H. Lee
                                     ----------------------------------
                                      Name:  Thomas H. Lee
                                      Title: Managing Director


                                  THOMAS H. LEE CHARITABLE INVESTMENT
                                  LIMITED PARTNERSHIP

                                  By:  THL Equity Advisors IV, LLC

                                  By:     /s/ Thomas H. Lee
                                     ----------------------------------
                                      Name:  Thomas H. Lee
                                      Title: Managing Director


                                  AFFILIATE PURCHASERS as listed on Schedule A to this to Schedule 13D, pursuant to powers of attorney executed in favor of and granted and delivered to each of Scott Sperling, Scott Schoen and Todd Abbrecht


                                  By:   /s/ Todd Abbrecht
                                     --------------------------------
                                     Name:  Todd Abbrecht
                                     Attorney-in-fact for all
                                     Affiliate Purchasers

                                  SCHEDULE A

                             AFFILIATE PURCHASERS

Name                                                            Number of Shares
----                                                            ----------------
State Street Bank & Trust Company
   as Trustee of the 1997 Thomas H. Lee Nominee Trust...................774,606
David V. Harkins........................................................178,529
The 1995 Harkins Gift Trust..............................................20,001
Scott A. Schoen.........................................................148,898
C. Hunter Boll..........................................................148,898
Sperling Family Limited Partnership.....................................148,898
Anthony J. DiNovi.......................................................148,898
Thomas M. Hagerty.......................................................148,898
Warren C. Smith, Jr.....................................................141,379
Smith Family Limited Partnership..........................................7,510
Seth W. Lawry............................................................62,046
Kent R. Weldon...........................................................41,444
Terrence M. Mullen.......................................................33,015
Todd M. Abbrecht.........................................................33,015
Charles A. Brizius.......................................................24,826
Scott Jaeckel.............................................................9,370
Soren Oberg...............................................................9,370
Thomas R. Shepherd.......................................................17,459
Joseph J. Incandela.......................................................8,729
Wendy L Masler............................................................4,004
Andrew D. Flaster.........................................................4,004
Robert Schiff Lee 1998 Irrevocable Trust.................................15,016
Stephen Zachary Lee......................................................15,016
Charles W. Robins as Custodian for Jesse Lee.............................10,011
Charles W. Robins.........................................................4,004
James Westra..............................................................4,004
Thomas H. Lee Charitable Investment Limited Partnership.................331,878
Adam A. Abramson..........................................................2,503
Joanne M. Ramos...........................................................1,401
Wm. Matthew Kelly.........................................................2,503